Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 25, 2012, Suburban Propane Partners, L.P. (“Suburban”) entered into a definitive agreement (the “Contribution Agreement”) with Inergy, L.P. (“Inergy”), Inergy GP, LLC and Inergy Sales and Service, Inc. (“Inergy Sales”) to acquire the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane, LLC, and certain assets of Inergy Sales (such interests and assets collectively, “Inergy Propane”) for a total acquisition value of approximately $1.8 billion (as determined on that date) consisting of: (i) $1.0 billion of newly issued Suburban senior notes and $200.0 million in cash; and, (ii) $600.0 million of new Suburban common units, which will be distributed to Inergy and Inergy Sales, all but $6.0 million of which will subsequently be distributed by Inergy to its unitholders (the “Inergy Propane Acquisition”). At the time of the closing of the Inergy Propane Acquisition, and following certain pre-closing transactions, Inergy Propane will consist of the retail propane assets and operations of Inergy.

Prior to the closing of the Inergy Propane Acquisition, Inergy Propane, LLC will transfer its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets and operations will not be part of the Inergy Propane business at the time of the transfer of the membership interest in Inergy Propane, LLC to Suburban and will not be part of the Inergy Propane Acquisition. Following the Inergy Propane Acquisition, Inergy Propane, LLC, including its wholly-owned subsidiaries that are part of the Inergy Propane Acquisition, will become subsidiaries of Suburban.

Pursuant to the Contribution Agreement, on May 3, 2012 Suburban and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced an offer to exchange any and all of the outstanding unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 issued by Inergy, L.P. and Inergy Finance Corp., which have an aggregate principal amount outstanding of $1.2 billion (collectively, the “Inergy Notes”), for a combination of $1.0 billion in aggregate principal amount of new unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 (collectively, the “SPH Notes”) issued by Suburban and Suburban Energy Finance Corp. and $200.0 million in cash (the “Exchange Offers”). In connection with the Exchange Offers, Suburban is soliciting consents to amend the Inergy Notes and the indentures governing the Inergy Notes. The proposed amendments, with respect to each series of the Inergy Notes, which require the consent of a majority in outstanding principal amount of such series of Inergy Notes, would (i) delete in their entirety substantially all the restrictive covenants, (ii) modify the covenants regarding mergers and consolidations and (iii) eliminate certain events of default.

On June 15, 2012, Suburban and Suburban Energy Finance Corp. amended the Exchange Offers to, among other things, increase the cash consent payment offered to Inergy noteholders to $50.0 million and to increase the interest rates on the SPH Notes being offered by 0.25%. On July 6, 2012, Suburban and Suburban Energy Finance Corp. further amended the Exchange Offers to, among other things, increase the cash consent payment offered to Inergy noteholders from $50.0 million to $65.0 million and to increase the interest rates on the SPH Notes being offered by an additional 0.25%. Pursuant to the terms and subject to the conditions of the Exchange Offers as amended, and assuming $1.2 billion aggregate principal amount of Inergy Notes are validly tendered and not validly withdrawn prior to the consent date, holders of Inergy Notes who deliver valid consents by the consent date will receive a cash payment of approximately $54.17 per each $1,000 principal amount of Inergy Notes as to which a holder delivers a valid consent. Pursuant to the terms and subject to the conditions of the Exchange Offers as amended, Suburban and Suburban Energy Finance Corp. are offering to issue 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021 in exchange for Inergy’s 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021, respectively. The 7 1/2% Senior Notes due 2018 will be issued only in exchange for Inergy’s 7% Senior Notes due 2018 and the 7 3/8% Senior Notes due 2021 will be issued only in exchange for Inergy’s 6 7/8% Senior Notes due 2021. Additionally, on July 6, 2012, the Contribution Agreement was amended to provide that Suburban will pay the $65.0 million cash consent payment and Inergy will pay $36.5 million to Suburban at closing of the Inergy Propane Acquisition. As used herein, “Contribution Agreement” refers to the Contribution Agreement as amended. The amendment for the Contribution Agreement is referred to herein as the “Contribution Agreement Amendment”.

As of July 2, 2012, the preliminary fair value of the purchase price of Inergy Propane was $1,822.8 million, consisting of: (i) $1.0 billion of newly issued SPH Notes and $200.0 million in cash to Inergy noteholders pursuant to the Exchange Offers; (ii) $65.0 million in cash to the Inergy noteholders for consent payment pursuant to the consent solicitations; and, (iii) $594.3 million of new Suburban common units, which will be distributed to Inergy and Inergy Sales, all but $5.9 million of which will subsequently be distributed by Inergy to its unitholders. The preliminary fair value of the purchase price is net of the $36.5 million of cash to be received from Inergy upon closing of the Inergy Propane Acquisition pursuant to the Contribution Agreement Amendment.

In connection with the Inergy Propane Acquisition and concurrently with the Exchange Offers, Suburban will seek equity financing of approximately $250.0 million for the purposes of funding the cash consideration in the Exchange Offers, as well as the costs and expenses associated with the Exchange Offers and costs and expenses associated with the consummation of the Inergy Propane Acquisition. Any net proceeds not so applied will be used for general partnership purposes.

On April 25, 2012 Suburban also entered into a commitment letter with certain lenders who are party to the Partnership’s existing credit agreement pursuant to which such lenders committed to provide Suburban with a $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”). The 364-Day Facility will be available in the event that the equity financing transaction is not consummated by the closing of the Inergy Propane Acquisition.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Inergy Propane Acquisition by Suburban and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Suburban and Inergy Propane and should be read in conjunction with the:

•

audited annual financial statements and accompanying notes of Suburban Propane Partners, L.P. included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011, and the unaudited condensed consolidated financial statements and accompanying notes included in the Quarterly Report on Form 10-Q for the quarterly period ended March 24, 2012; and

•

audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, and the unaudited interim historical financial statements and accompanying notes for the six months ended March 31, 2012 and 2011, which is included in Suburban’s Current Report on Form 8-K dated May 3, 2012.

The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Inergy Propane Acquisition and related financing, (2) factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on the combined results of Suburban. Although Suburban has entered into the Contribution Agreement with Inergy, there is no guarantee that the Inergy Propane Acquisition will be completed in the manner contemplated or at all. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Inergy Propane Acquisition had been completed on September 26, 2010, the first day of Suburban’s 2011 fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared assuming the Inergy Propane Acquisition had been completed on March 24, 2012, the last day of Suburban’s 2012 second fiscal quarter. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Inergy Propane Acquisition to reflect:

•	the consummation of the Inergy Propane Acquisition;

•

exclusion of historical assets and liabilities of Inergy Propane, LLC not acquired or assumed as part of the Inergy Propane Acquisition and changes in certain revenues and expenses resulting from the exclusion of these assets and liabilities;

•

re-measurement of the assets and liabilities of Inergy Propane (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Inergy Propane Acquisition and adjustment of certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the exchange of Inergy Notes for the SPH Notes;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense incurred in connection with borrowings under the 364-Day Facility;

•	no tax adjustments were made as Suburban is a publicly traded master limited partnership and has no substantial federal or state income tax liability.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of fair values of assets acquired and liabilities assumed in connection with the Inergy Propane Acquisition. These preliminary estimates are based on available information and certain assumptions that may be revised as additional information becomes available.

The final purchase price allocation for the Inergy Propane Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions, as well as the final form of financing that Suburban will utilize to effect the Inergy Propane Acquisition. Any final adjustments may be materially different from the preliminary estimates, and may result in a change to the unaudited pro forma condensed combined financial information presented herein.

We believe that the assumptions used to derive the unaudited pro forma condensed combined financial information are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Inergy Propane Acquisition been completed as of or for the periods presented, nor are they necessarily indicative of future results.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 24, 2012 (*)

(in thousands)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$96,202	$11,800	$(1,248)	$—	$(12,850)	$—	(6)	$93,904
Accounts receivable, less allowance for doubtful accounts	106,843	161,200	(80,138)			—		187,905
Inventories	67,287	88,300	(46,896)			—		108,691
Assets from price risk management activities	—	14,100	(14,100)			—		—
Other current assets	12,199	10,000	(8,050)		3,750	—	(7)	17,899

Total current assets	282,531	285,400	(150,432)	—	(9,100)	—		408,399

Property, plant and equipment, net	330,452	658,200	(185,817)			141,715	(8)	944,550
Other intangible assets, net	14,582	306,600	(4,646)			78,595	(9)	395,131
Receivable from Inergy Midstream, L.P.	—	300	(300)			—		—
Goodwill	277,651	336,500	(379)			408,994	(10)	1,022,766
Other assets	26,262	2,000	(1,463)		14,850	—	(11)	41,649

Total assets	$931,478	$1,589,000	$(343,037)	$—	$5,750	$629,304		$2,812,495

LIABILITIES AND PARTNERS’ CAPITAL/ MEMBER’S EQUITY
Current liabilities:
Accounts payable	$34,208	$114,100	$(113,509)	$(566)	$—	$—		$34,233
Accrued employment and benefit costs	14,832	—	—	2,607		—		17,439
Customer deposits and advances	34,968	26,800	—	4,046		—		65,814
Short-term borrowings and current portion of long-term borrowings	—	4,200	(97)	(4,103)	250,000	—	(12)	250,000
Liabilities from price risk management activities	—	5,100	(5,100)			—		—
Other current liabilities	27,241	28,800	(18,473)	(1,984)		—		35,584

Total current liabilities	111,249	179,000	(137,179)	—	250,000	—		403,070

Long-term borrowings	348,277	12,500	(1,879)	(10,621)	1,000,000	—	(13)	1,348,277
Accrued insurance	41,218	—	—			—		41,218
Other liabilities	54,501	14,100	(14,100)	10,621		—		65,122

Total liabilities	555,245	205,600	(153,158)	—	1,250,000	—		1,857,687

Partners’ capital/member’s equity	376,233	1,383,400			578,575	(1,383,400	)(14)	954,808

Total liabilities and partners’ capital/member’s equity	$931,478	$1,589,000	$(153,158)	$—	$1,828,575	$(1,383,400)		$2,812,495

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the second fiscal quarter ended on March 24, 2012 for Suburban and March 31, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 24, 2012 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$524,115	$928,600	$(423,046)	$—	$—	$—		$1,029,669
Fuel oil and other refined fuels	74,729	—	—	77,372		—		152,101
Other	58,668	291,700	(179,614)	(77,372)		—		93,382

	657,512	1,220,300	(602,660)	—	—	—		1,275,152

Costs and expenses
Cost of products sold	391,975	930,100	(562,228)			—		759,847
Operating and administrative expenses	163,688	146,400	(20,028)			—		290,060
Loss on disposal of assets	—	3,600	2			—		3,602
Depreciation and amortization	15,434	57,400	(21,872)			9,983	(15)	60,945

	571,097	1,137,500	(604,126)	—	—	9,983		1,114,454

Operating income	86,415	82,800	1,466	—	—	(9,983)		160,698
Loss on debt extinguishment	(507)	—	—			—		(507)
Interest expense, net	(13,263)	(600)	34		(44,430)	—	(16)	(58,259)
Other income	—	1,400	(1,293)			—		107

Income before (benefit from) provision for income taxes	72,645	83,600	207	—	(44,430)	(9,983)		102,039
(Benefit from) provision for income taxes	(160)	—	(43)			—		(203)

Net income (loss)	$72,805	$83,600	$250	$—	$(44,430)	$(9,983)		$102,242

Income per Common Unit—basic	$2.05							$2.07

Weighted average number of units outstanding—basic	35,588					13,893	(14)	49,481

Income per Common Unit—diluted	$2.03							$2.06

Weighted average number of units outstanding—diluted	35,808					13,893	(14)	49,701

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the second fiscal quarter ended on March 24, 2012 for Suburban and March 31, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2011 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$929,492	$1,461,900	$(602,294)	$—	$—	$—		$1,789,098
Fuel oil and other refined fuels	139,572	—	—	128,300		—		267,872
Other	121,488	486,800	(294,082)	(128,300)		—		185,906

	1,190,552	1,948,700	(896,376)	—	—	—		2,242,876

Costs and expenses
Cost of products sold	678,719	1,424,100	(822,250)			—		1,280,569
Operating and administrative expenses	330,977	285,800	(28,713)			—		588,064
Severance charge	2,000	—	—			—		2,000
Loss on disposal of assets	—	10,800	113			—		10,913
Depreciation and amortization	35,628	117,200	(42,700)			18,809	(15)	128,937

	1,047,324	1,837,900	(893,550)	—	—	18,809		2,010,483

Operating income	143,228	110,800	(2,826)	—	—	(18,809)		232,393
Interest expense, net	(27,378)	(1,500)	100		(88,861)	—	(16)	(117,639)
Other income	—	200	—			—		200

Income before provision for income taxes	115,850	109,500	(2,726)	—	(88,861)	(18,809)		114,954
Provision for income taxes	884	500	(100)			—		1,284

Net income (loss)	$114,966	$109,000	$(2,626)	$—	$(88,861)	$(18,809)		$113,670

Income per Common Unit—basic	$3.24							$2.30

Weighted average number of units outstanding—basic	35,525					13,893	(14)	49,418

Income per Common Unit—diluted	$3.22							$2.29

Weighted average number of units outstanding—diluted	35,723					13,893	(14)	49,616

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the second fiscal quarter ended on March 24, 2012 for Suburban and March 31, 2012 for Inergy Propane.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 1. The unaudited pro forma condensed combined financial information was prepared based on the preliminary valuation of the purchase price of $1,822,825 and allocation to the identifiable assets acquired and liabilities assumed. The purchase price was determined and allocated for accounting purposes as follows:

Consideration:
Cash consideration to Inergy noteholders pursuant to the Exchange Offers	$200,000
Cash consideration to Inergy noteholders for consent payment pursuant to the consent solicitations	65,000
SPH Notes issued to Inergy noteholders	1,000,000
Suburban common units issued to Inergy (see Note 14)	594,325
Cash consideration from Inergy pursuant to the Contribution Agreement Amendment	(36,500)

$1,822,825

Preliminary purchase price allocation:
Current assets	$134,968
Property, plant and equipment	614,098
Other intangible assets	380,549
Goodwill	745,115
Other assets	537
Current liabilities	(41,821)
Non-current liabilities	(10,621)

$1,822,825

Pursuant to the Contribution Agreement, the purchase price is subject to adjustment for working capital and certain liabilities of Inergy Propane that are being assumed by Suburban in the Inergy Propane Acquisition. These liabilities consist primarily of non-interest bearing obligations due under non-competition agreements between Inergy Propane and the sellers of retail propane companies acquired by Inergy Propane in the past, as well as certain other accrued liabilities. The actual amounts of these adjustments will depend on the fair value of the working capital and the fair value of the assumed liabilities on the closing date of the Inergy Propane Acquisition.

In addition, on the closing date of the Inergy Propane Acquisition, Inergy will provide Suburban with cash in an amount equal to the amount of accrued and unpaid interest on the Inergy Notes through the closing date of the Inergy Propane Acquisition, which Suburban will distribute to the Inergy noteholders whose Inergy Notes are exchanged on the settlement date.

Note 2. Represents the historical consolidated results of operations and financial position of Suburban.

Note 3. Represents the historical consolidated results of operations and financial position of Inergy Propane, LLC.

Note 4. Reflects the elimination of the historical consolidated results of operations, assets and liabilities of Inergy Propane not to be acquired by Suburban.

Note 5. Reflects reclassifications of amounts included on Inergy Propane’s financial statements to conform to Suburban’s presentation.

Note 6. Reflects pro forma adjustments to cash and cash equivalents as follows:

Gross proceeds from borrowings under 364-Day Facility	$250,000
Cash consideration from Inergy pursuant to the Contribution Agreement Amendment	36,500
Cash payments to Inergy noteholders pursuant to the Exchange Offers	(200,000)
Cash payments to Inergy noteholders for consent payment pursuant to the consent solicitations	(65,000)
Payment of debt origination costs	(18,600)
Payment of acquisition related costs	(15,750)

$(12,850)

The cash payments to Inergy noteholders for consent payments pursuant to the consent solicitations reflect consent payments of $54.17 per each $1,000 principal amount of Inergy Notes, of which there is $1,200,000 aggregate principal amount outstanding, to be paid by Suburban to Inergy noteholders that deliver a valid consent in connection with the consent solicitations.

Note 7. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the 364-Day Facility.

Note 8. Reflects pro forma adjustments to record property, plant and equipment at estimated fair value as follows:

To record estimated fair value of Inergy Propane property, plant and equipment	$614,098
Eliminate historical net book value of Inergy Propane property, plant and equipment	(472,383)

$141,715

Note 9. Reflects pro forma adjustments to record other intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$363,000
Allocation of purchase price to tradenames	2,200
Allocation of purchase price to non-competes	15,349
Eliminate historical cost of Inergy Propane’s other intangible assets	(301,954)

$78,595

Note 10. Reflects pro forma adjustments to remove Inergy Propane’s historical goodwill of $336,121 and to record goodwill of $745,115 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 11. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the issuance of $1,000,000 in aggregate principal amount of SPH Notes.

Note 12. Reflects borrowings under the 364-Day Facility.

Note 13. Reflects the issuance of $1,000,000 in aggregate principal amount of SPH Notes. The fair value of the SPH Notes to be issued to Inergy noteholders on the closing date of the Inergy Propane Acquisition will be used for the final purchase price allocation for the Inergy Propane Acquisition, which may be different than the $1,000,000 reflected in the preliminary purchase price allocation and pro forma adjustment above.

Note 14. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	Suburban Common Units (in thousands)	Suburban Common Unitholders / Member’s Equity
Elimination of historical Inergy Propane member’s capital		$(1,383,400)
Issuance of Suburban common units to Inergy and Inergy Sales pursuant to the Contribution Agreement	13,893	594,325
Acquisition related costs		(15,750)

	13,893	$(804,825)

In accordance with the Contribution Agreement, the number of Suburban common units to be issued to Inergy and Inergy Sales in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of Suburban’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units.

The pro forma adjustment regarding the 13,893 Suburban common units to be issued to Inergy and Inergy Sales was determined based on the reported closing price of a Suburban common unit on the New York Stock Exchange on July 2, 2012. The fair value of the Suburban common units on the closing date of the Inergy Propane Acquisition will be used for the final purchase price allocation for the Inergy Propane Acquisition, which may be different than the $594,325 reflected in the preliminary purchase price allocation and pro forma adjustment above. If the fair value of Suburban’s common units on the closing date of the Inergy Propane Acquisition are 10% higher or lower than the preliminary fair value used for the preliminary valuation of the total purchase price of the Inergy Propane Acquisition, goodwill will increase (if higher) or decrease (if lower) by $59,432 in the final purchase price allocation.

Note 15. Reflects pro forma adjustments to depreciation and amortization expense as follows:

	For the six months ended March 24, 2012	For the year ended September 24, 2011
Eliminate historical depreciation and amortization expense of Inergy Propane	$(35,528)	$(74,500)
Depreciation and amortization expense reflecting preliminary allocation of the purchase price:
Depreciation expense on allocated property, plant and equipment (5 to 40 years)	25,551	53,389
Amortization expense of customer list intangibles (10 years)	18,150	36,300
Amortization expense of non-compete agreement intangibles (5 years)	1,535	550
Amortization expense of tradename intangibles (4 years)	275	3,070

	$9,983	$18,809

Note 16. Reflects pro forma adjustments to interest expense as follows:

	For the six months ended March 24,	For the year ended September 24,
	2012	2011
Interest on SPH Notes	$37,187	$74,375
Interest on borrowings under 364-Day Facility	4,375	8,750
Amortization of debt issuance costs	2,868	5,736

	$44,430	$88,861

Borrowings under the 364-Day Facility bear interest at prevailing interest rates based upon 3-month LIBOR, which was approximately 0.5% as of July 2, 2012, plus 300 basis points. Accordingly, interest expense on borrowings of $250,000 for the full term of the facility would approximate $8,750 using an interest rate of 3.5%. If the 3-month LIBOR increased or decreased by 12.5 basis points from the rate as of July 2, 2012, interest expense would increase or decrease by $313.